EXHIBIT 4.21

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”), is entered into as of November 30, 2008, by and among Unilens Corp. USA, a Delaware corporation with offices at 10431 72nd Street North, Largo, Florida 33777, USA (“Buyer”), Aero Contact Lens, Inc., a Michigan corporation with offices at 2958 Business One Drive; Kalamazoo, Michigan 49048 (“Seller”), and, for the sole and limited purpose of the provisions set forth in Article XI, below, Roger Trepanier (the “Principal”), whose address is 175 Buttonwood Drive Fair Haven, NJ 07704-3631.

Whereas, Seller desires to convey to Buyer and Buyer desires to acquire from Seller certain assets currently utilized by Buyer in its specialty contact lens business;

NOW, THEREFORE, in consideration of the obligations undertaken by each party and other good and valuable consideration, and intending to be legally bound, the parties hereby agree as follows:

I.	DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means any person or legal entity controlling, controlled by, or under common control with a party to this Agreement.

“Assets” means the (i) Product Information (ii) Trademarks, (iii) Inventory, and (iv) Product Registrations. The Assets expressly exclude Inventory, Equipment and any other tangible personal property of Seller, which shall remain the Assets of Seller and over which Seller shall retain complete control and dominion.

“Assumed Liability” means warranty obligations relating to Products first fitted less than 90 days prior to the Closing Date.

“Bill of Sale” means the document attached hereto as Appendix B.

“Closing Date” means the date on which consummation of the purchase and sale of the Assets and related transactions contemplated under this Agreement shall occur.

“Products” means all of Seller’s gas permeable product lines. including, without limitation, AEROSITE, AEROSITE Plus, V/X Multifocal, V/X Plus Multifocal, R-2000, and Aspiration RGP, but expressly excludes any Inventory or any of Seller’s tangible personal property.

“Product Information” means: (i) designs, specifications, data and all documentation relating thereto, fitting guidelines, operating procedures, techniques, processes, technical information, and manufacturing know-how, used or developed by Seller in connection with the manufacture of the Products, (ii) all customer lists, price lists, supplier lists, cost, sales and marketing data and similar information related exclusively to the marketing and sale of any of the Products; and (iii) all advertising and marketing brochures and other materials relating exclusively to any of the Products.

“Product Registrations” means all regulatory clearances, approvals and similar authorizations governing the manufacture, marketing and sale of Products held by Seller as of the Closing Date, including, without limitation, pre-market approval applications (PMAs) and 510(k)s as set forth in Schedule 1.

“Proscribed Activities” means the manufacturing, marketing, distribution, or sale of the Products.

“Retained Liabilities” means any and all liabilities of any kind relating to the ownership, possession, or use of the Assets prior to the Closing Date. “Retained Liabilities” also includes: (a) any liability relating to the sale of any of the Products to consumers prior to the date hereof, (b) any liability relating to the transfer (by sale or otherwise) of any good or service by Seller notwithstanding when such transfer occurs, and (c) any liability (including, without limitation, taxes, rents, employee compensation, employee accrued benefits, contributions to any retirement account, bonuses, or benefits) relating to the Assets or to the operation of the Seller’s business prior to the date hereof (excluding, however, the Assumed Liability).

“Trademark Assignment” means the assignment of the Trademarks attached hereto as Appendix A.

“Trademarks” means all: (i) United States and foreign trademarks for the Products, whether registered or not, and foreign registrations and the goodwill relating thereto; (ii) service marks, whether registered of not, and the goodwill relating thereto; (iii) domain names; (iv) trade secrets; and (v) other intellectual property rights owned by Seller which relate to the Products.

“Transaction Documents” means the Bill of Sale, the Trademark Assignment and such other instruments of conveyance necessary to transfer the Assets to Buyer.

II.	CONVEYANCE OF ASSETS

A.	Purchase and Sale. As of the Closing Date and upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall purchase, acquire and accept, all right, title and interest of Seller in and to, the Assets.

B.	Delivery of Assets. The Assets shall be delivered to Buyer at Seller’s facility located in Kalamazoo, Michigan and Grand Rapids, Michigan, at the location at which the Assets were generally maintained by the Seller in the operation of Seller’s business. Buyer agrees that by closing this transaction, Buyer takes the Assets “AS IS AND WITH ALL FAULTS.”

C.	No other Conveyance. Seller and Buyer expressly acknowledge and agree that, except for the Assets, no other tangible or intangible property or rights are intended or shall be conveyed to Buyer pursuant to this Agreement.

D.	Further Assurances. From time to time after the Closing Date, at either party’s request and without further consideration, the other party will execute and deliver such other and further instruments of conveyance, assignment and transfer, and take such other action, as such party may reasonably request, to provide for the effective conveyance and transfer of the Assets.

III.	ASSUMPTION OF LIABILITIES

On the Closing Date, Buyer shall assume the Assumed Liabilities. Seller shall remain solely responsible for any and all Retained Liabilities.

IV.	CONSIDERATION

In consideration for the conveyance of the Assets, Buyer shall pay to Seller, Twenty Thousand and no/100 Dollars ($20,000.00) (the “Purchase Price”). On the Closing Date, the Buyer shall pay the Purchase Price to Seller in cash or official funds to the the United States Treasury for the benefit of Seller to the the following:

Internal Revenue Service

4 Paragon Way, Suite 2

Freehold, NJ 07728

ATTN: Ira Goldsmith

In addition, Purchase shall discharge any and all liability owed by Seller to Purchaser in connection with Seller’s purchase of good and merchandise from Purchaser in 2002 and earlier.

V.	REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

A.	Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver and perform this Agreement and each Transaction Document and to consummate the transactions contemplated hereby and thereby.

B.	Consents and Approvals. The execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement and each of the Transaction Documents have been duly and validly executed and delivered and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms.

C.	Title to Assets. Seller has good and marketable title to all of the Assets, free and clear of any claims by third parties.

D.	Legal Proceedings and Disputes. To Seller’s knowledge, there are no pending or threatened legal actions, claims or proceedings against Seller that relate, directly or indirectly, to the Assets.

E.	Compliance with Law. Seller is now and has heretofore been in compliance with all applicable laws, rules, regulations, orders and judgments of any governmental authorities applicable to the Assets and has undertaken all action in accordance therewith required to be taken in connection with the sale of the Assets, including, without limitations, obtaining the authorization, consent and approval of all relevant governmental entities.

F.	Trademarks.

1.	Seller is the exclusive owner of the Trademarks and Seller has the right to assign the Trademarks to Buyer.

2.	Neither Seller nor any Affiliate of Seller has assigned, licensed or conveyed any rights or interest in the Trademarks that may be inconsistent with the rights granted to Buyer hereunder.

3.	To the knowledge of the Seller, no third party is violating or infringing the Trademarks.

4.	To the extent that any of the Trademarks can be registered with a governmental agency, including, without limitation, the United States Patent & Trademark Office, such Trademarks have be so registered and such registrations are in full force and effect.

G.	Taxes. All material tax returns and related information required to be filed by or on behalf of Seller relating to the Assets are true and correct in all material respects and have been prepared and filed in accordance with applicable law. All taxes, interest, penalties, assessments and deficiencies relating to the Assets have been paid in full. To the knowledge of Seller, there are no unresolved claims concerning any tax liability relating to the Assets as of the Closing Date.

H.	Disclosure. No representation or warranty by Seller in this Agreement, nor any statement, document, or schedule delivered by Seller in connection with the transactions contemplated by this Agreement shall contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

VI.	REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller entering into this Agreement and consummating the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

A.	Corporate Power and Authority. Buyer has all requisite corporate power and authority to execute, deliver and perform this Agreement and all Transaction Documents and to consummate the transactions contemplated hereby.

B.	Consents and Approvals. The execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and each of the Transaction Documents shall constitute the legal, valid and binding obligation of Buyer and shall be enforceable in accordance with its terms.

C.	Disclosure. No representation or warranty by Buyer in this Agreement shall, as of the Closing Date, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

VII.	CLOSING; CONDITIONS PRECEDENT

A.	Closing. The closing of the transactions (the “Closing”) contemplated by this Agreement shall take place at the offices of Buyer in Largo, Florida on November 30, 2008, unless Buyer and Seller mutually agree to an alternate manner of closing (e.g., by overnight delivery service) and/or an alternate place or time.

B.	Conditions to Obligations of Buyer. The obligations of Buyer hereunder are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

1.	Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date.

2.	Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

3.	Deliveries. Seller shall have executed and delivered to Buyer the Bill of Sale, the Trademark Assignment, and all Product Registrations.

4.	Pre-Market Approval Applications. Seller shall supply Buyer with a signed copy of the notification of change of PMA ownership as filed with the United States Food and Drug Administration for all PMAs as set forth in Schedule 1.

C.	Conditions to the Obligations of Seller. The obligations of Seller to sell, assign, convey, and the Assets are subject to the satisfaction on and as of the Closing Date of each of the following conditions:

1.	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.

2.	Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

VIII.	SURVIVAL; INDEMNIFICATION

A.	Survival. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

B.	Seller Indemnification. From and after the Closing Date, to the extent provided in this Article VIII, Seller shall indemnify and hold harmless Buyer and its Affiliates, directors, officers, employees and agents (the “Seller Indemnified Parties”) from and against any (i) losses, damages, judgments, awards, penalties and settlements; (ii) demands, claims, suits, actions, causes of action, proceedings and assessments; and (iii) costs and expenses, penalties, court costs and reasonable fees and expenses of attorneys and expert witnesses reasonably and necessarily incurred by a Seller Indemnified Party (collectively, “Losses”) resulting from, arising out of or relating to any Retained Liability or any breach of any representation, warranty, covenant or agreement of Seller contained herein or in any Transaction Document.

C.	Buyer Indemnification. From and after the Closing Date, to the extent provided in this Article VIII, Buyer shall indemnify and hold harmless Seller and each Affiliate and agent of Seller (the “Buyer Indemnified Parties”) from and against any Losses resulting from, arising out of, or relating to, any breach of any representation, warranty, covenant or agreement of Buyer contained herein and in any Transaction Document.

D.	Limitation of Indemnification. Notwithstanding any provision of this Agreement to the contrary, the rights of an Indemnified Party and obligations of the other party (the “Indemnifying Party”), respectively, shall be limited as follows:

1.	All claims for indemnification by an Indemnified Party must be asserted no later than two (2) years after the Closing Date.

2.	The maximum aggregate liability of the Indemnifying Party shall be limited to the Purchase Price, reduced by the amount of any insurance proceeds, third party reimbursement or other compensation received by the Indemnifying Party and amounts previously paid by the Indemnifying Party pursuant to this Article VIII.

3.	In no event shall an Indemnifying Party be held responsible for indirect, consequential or other speculative damages.

E.	Procedure for Claims. In the event that an Indemnified Party receives notice of, or becomes aware of, a claim for which the Indemnified Party intends to seek indemnity hereunder, the Indemnified Party shall promptly provide the Indemnifying Party with notice of such claim. The Indemnifying Party shall have the right, at its option and its own expense, to be represented by counsel of its own choice and to defend against, negotiate, settle or otherwise deal with any such claim; provided, however, that the Indemnifying Party’s right to defend any such action or claim shall be conditioned upon such Indemnifying Party providing the Indemnified Party with written notice; provided, further, that the Indemnifying Party shall not enter into any settlement or compromise of any such claim without the Indemnified Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim with counsel of its own choice and at its own expense. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such claim. In the event that the Indemnifying Party does not undertake the defense, compromise or settlement of a claim, the Indemnified Party shall have the right to control the defense or settlement of such Claim with counsel of its choosing provided, however, that the Indemnified Party shall not settle or compromise any such claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld.

F.	Exclusive Remedy. The indemnification provided pursuant to this Article VIII shall be the sole and exclusive remedy for any claims for indemnification with respect to breaches of representation and warranty in this Agreement and in each Transaction Document.

IX.	TRANSACTION COSTS

A.	Transaction Costs. Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and consummation of this Agreement and the Transaction Documents, including but not limited to attorney and other professional fees.

B.	Brokerage. The parties hereby expressly warrant and represent that neither party has any liability for payment to any broker, agent, or finder in connection with the transactions contemplated under this Agreement and shall indemnify and hold harmless the other party hereto for such payments.

X.	TERMINATION

A.	Termination Rights. This Agreement may be terminated by written notice before Closing:

1.	by Buyer if any condition set forth in Section VIII(B) is not satisfied at the time scheduled for Closing or if the satisfaction of any such condition is or becomes impossible, or

2.	by Seller if any condition set forth in Section VIII(C) is not satisfied at the time scheduled for Closing or if the satisfaction of any such condition is or becomes impossible;

3.	by either party in the event the Closing does not occur, for any reason, prior to November 30, 2008.

B.	Effect of Termination. In the event this Agreement is terminated by Buyer, then Buyer shall return any Products received from Seller pursuant to this Agreement prior to or following such termination.

XI.	Non-Competition

In order to induce Buyer to make the acquisitions set forth in this Agreement, Principal, a principal of the Seller, and Seller agreed to enter into a non-competition arrangement with the Buyer. Accordingly, Principal and Seller hereby agree that for the period of three years from and after the Closing Date, neither of them shall, anywhere within the United States of America (or for such lesser area or such lesser period as may be determined by a court of competent jurisdiction to be a reasonable limitation on the competitive activity of the Seller or Principal), directly or indirectly: (a) engage in the manufacturing, marketing, distribution, or sale of the Products or of products substantially similar to the Products, (b) solicit, or attempt to solicit, business in connection with the foregoing from any parties who are customers of Buyer, (c) otherwise divert, or attempt to divert from Buyer any business relating to the Products or of products substantially similar to the Products; or (d) render any service as a joint venturer, partner, consultant, or otherwise to, or have any interest as a stockholder, partner, member, lender, or otherwise in, any person or entity that is engaged in activities which, if performed by Seller or Principal would violate this Article XI; provided, however, that the foregoing shall not prevent Seller or Principal from purchasing or owning up to 5% of the voting securities or interests of any corporation, the securities of which are publicly-traded. In addition to the proscription against competition with Buyer as set forth herein, Seller also agrees that it will not dispose of any equipment or inventory Seller retains to any entitly which is engaged in the manufacturing, marketing, distribution, or sale of the Products or of products substantially similar to the Products. Because Buyer would not have adequate remedies at law to protect its business from any breach of the foregoing, Buyer shall be entitled to injunctive relief in the event of such a breach or threatened breach thereof by Seller or Principal, and, in the event of such breach, in addition to any other remedies, Buyer shall be entitled to receive from Seller and/or Principal, payment of, or reimbursement for, its reasonable attorney’s fees and disbursements incurred in successfully enforcing any of the foregoing.

XII.	MISCELLANEOUS

A.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party.

B.	Entire Agreement. This Agreement, the exhibits and schedules hereto and the Transaction Documents contain the entire agreement between the parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter.

C.	Amendments and Waivers. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to be enforced.

D.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida, irrespective of its choice of laws principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies, and, to the extent applicable, the federal laws of the United States. Any action brought by Seller, Buyer, or Principal in connection with this Agreement shall be brought in a court of appropriate jurisdiction located within Pinellas County, Florida, and Seller, Buyer, and Principal hereby agree to such venue and subject themselves to the jurisdiction of the courts of Pinellas County, Florida.

E.	Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and thereto, respectively, and their respective successors and assigns. No party may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld.

F.	Third Party Beneficiaries. Except as expressly set forth herein, there are no third party beneficiaries of this Agreement, and the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer any rights or remedies to any person which is not a party to this Agreement.

G.	Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the third business day following the date of dispatch if delivered by an internationally recognized express courier service. All notices hereunder shall be addressed as follows:

If to Buyer, to:

Unilens Corporation

10431 72nd Street North

Largo, Florida 33777

Attention: Chief Executive Officer

If to Seller, to:

Aero Contact Lens, Inc.

PO Box 6453

Fair Haven, NJ 07704-6543

and to

175 Buttonwood Drive

Fair Haven, NJ 07704-3631

Any party may, by notice to the other party given in the form specified above, change the address to which such notices are to be given.

H.	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party and the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable means to effect the original intent of the parties.

I.	Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, acts of terrorism, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

J.	Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

K.	Schedules and Appendices. All schedules and appendices referenced in this Agreement and attached hereto are incorporated herein by reference and shall be considered for all purposes as part of this Agreement.

L.	Remedies. The Parties acknowledge that the legal remedy for breach by any of them of their respective obligations hereunder may be inadequate and, therefore, in the event of any actual or threatened breach of any such obligation, such parties agree that, in addition to any other available remedy, such obligation may be specifically enforced against them.

M.	Waivers of Default. Waiver by either party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

N.	Public Announcements. Neither party shall issue any press release or other public announcement concerning the transactions contemplated by this agreement without the prior written consent of both the Seller and Buyer, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make any required filings and disclosures pursuant to any applicable rules or requirements of the United States Securities and Exchange Commission, or any other regulatory agency, or any exchange, without the prior written consent of the other party.

O.	Facsimile Signatures. The parties agree that this Agreement may be delivered by use of a facsimile machine and the signatures and initials shall be deemed to be valid and binding upon the parties as if the original signatures and initials were present on the documents in the handwriting of each party. Neither party shall assert the Statute of Frauds or non-enforceability or invalidity of the Agreement because of facsimile copies being used, and all parties specifically waive and relinquish any such defense. Each party agrees to provide an original signed document to the other upon request.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have executed this Agreement as of the Closing Date.

SELLER:

AERO CONTACT LENS, INC.

By:	/s/ Roger Trepanier
Title:	President

BUYER:

UNILENS CORP., USA

By:	/s/ Michael J. Pecora
Title:	President/CEO
PRINCIPAL:

/s/ Roger Trepanier
Roger Trepanier, as to Article XI, only

SCHEDULE 1

Pre-Market Approval Applications (PMAs) and 510(k)s

Pre-Market Approvals

P780013

Trade Name	V-X (POLYMACON) ASPHERIC SOFT(HYDROPHILIC) LENSES

Classification Name	lenses, soft contact, daily wear

Generic Name	soft contact lens

Regulation Number	886.5925

Applicant	AERO CONTACT LENS

PMA Number	P780013

Supplement Number	S007

Date Received	01/17/1992

Decision Date	05/19/1993

Product Code	LPL

Advisory Committee	Ophthalmic

Supplement Type	normal 180 day track

Supplement Reason	location change: manufacturer

Expedited Review Granted?	No

P820051

Trade Name	PREFERRED PLUS 53 SOFT (HYDROPHILIC) ASPHERIC LENS

Classification Name	lenses, soft contact, daily wear

Regulation Number	886.5925

Applicant	AERO CONTACT LENS

PMA Number	P820051

Supplement Number	S015

Date Received	02/18/1992

Decision Date	02/26/1993

Product Code	LPL [

Advisory Committee	Ophthalmic

Supplement Type	normal 180 day track

Supplement Reason	labeling change - other

K003042

Device Classification Name	lenses, soft contact, daily wear

510(k) Number	K003042

Device Name	V/X ASPHERIC TORIC MULTIFOCAL (POLYMACON) SOFT (H

Applicant	JOE B. GOLDBERG, O.D. 5500-b dawson rd. virginia beach, VA 23451

Contact	joe b goldberg

Regulation Number	886.5925

Classification Product Code	LPL

Date Received	09/29/2000

Decision Date	01/22/2001

Decision	substantially equivalent (SE)

Classification Advisory Committee	Ophthalmic

Review Advisory Committee	Ophthalmic

Statement/Summary/Purged Status	Statement only

Statement	statement

Type	Traditional

Reviewed by Third Party	No

Expedited Review	No

APPENDIX A

TRADEMARK ASSIGNMENT

WHEREAS, Aero Contact Lens, Inc., a Michigan corporation having offices at 2958 Business One Drive; Kalamazoo, Michigan 49048 (“Assignor”), is the owner of the entire right, title and interest in and to the following trademarks and service marks and United States trademark/service mark registrations:

All trademarks and service marks relating to any of Seller’s gas permeable product lines. including, without limitation, AEROSITE, AEROSITE Plus, V/X Multifocal, V/X Plus Multifocal, R-2000, and Aspiration RGP

US Trademark/Service Mark Registrations- None

WHEREAS, UNILENS CORP. USA, a Delaware corporation, having offices at 10431 72nd Avenue North, Largo, Florida 33777 (“Assignee”), wishes to acquire the entire right, title and interest in and to such trademarks and United States trademark registrations and all associated goodwill and business;

NOW, THEREFORE, for and in consideration of the sum of One Dollar ($1.00) and other valuable consideration, the receipt and sufficiency of which is acknowledged by Assignor, Assignor sells, assigns and transfers to Assignee and its successors and assigns, the entire right, title and interest in and to such trademarks and United States trademark registrations and all associated goodwill and business and any other rights related thereto.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be signed by its officer thereunto duly authorized.

Dated: December 12, 2008

Aero Contact Lens, Inc.

By	/s/ Roger Trepanier
	Name:	Roger Trepanier
	Title:	President

ACKNOWLEDGEMENT

STATE OF _____________	)
	)	: ss.
COUNTY OF	)

On this            day of November, 2008, before the undersigned, a Notary Public, personally appeared                             , known to me to be the person whose name is subscribed to the foregoing instrument and the                                  of Aero Contact Lens, Inc., the corporation described in and which executed the foregoing instrument, and he acknowledged to me that that he signed this instrument as a free act on behalf of such corporation by order of the Board of Directors of such corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the State and County and on the day and year first above written.

Notary Public

APPENDIX B

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that, pursuant to the Agreement, dated as of November         , 2008 (the “Agreement”), between UNILENS CORP. USA, a Delaware corporation (“Buyer”), and Aero Contact Lens, Inc., a Michigan corporation (“Seller”), and in consideration of and in consideration of Buyer’s payment of the Purchase Price (as defined in the Agreement) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Seller sells, conveys, transfers, assigns and delivers to Buyer all of Seller’s right, title and interest in and to the following assets of Seller:

1. The designs, specifications, data and all documentation relating thereto, fitting guidelines, operating procedures, techniques, processes, technical information, and manufacturing know-how, used or developed by Seller in connection with the manufacture of all of Seller’s gas permeable product lines. including, without limitation, AEROSITE, AEROSITE Plus, V/X Multifocal, V/X Plus Multifocal, R-2000, and Aspiration RGP (the “Products”), (ii) all customer lists, price lists, supplier lists, cost, sales and marketing data and similar information related exclusively to the marketing and sale of any of the Products; and (iii) all advertising and marketing brochures and other materials relating exclusively to any of the Products.

2. All: (a) United States and foreign trademarks for the Products, whether registered or not, and foreign registrations and the goodwill relating thereto; (b) service marks, whether registered of not, and the goodwill relating thereto; (c) domain names; (d) trade secrets; and (e) other intellectual property rights owned by Seller which relate to the Products.

3. All regulatory clearances, approvals and similar authorizations governing the manufacture, marketing and sale of Products heretofore held by Seller, including, without limitation, pre-market approval applications (PMAs) and 510(k)s as follows:

PMAs- P780013 & P820051; 510(k)s- K003042

TO HAVE AND TO HOLD all of the foregoing assets hereby sold, conveyed, assigned, transferred and delivered unto Buyer and its successors and assigns, to its and their own use and behalf, forever, subject to the terms and conditions of the Agreement, which are incorporated herein by reference as if set forth herein.

AND Seller covenants and agrees to warrant (to the same extent provided in the Agreement) and defend the sale of the foregoing assets to Buyer and its successors and assigns against all persons.

FURTHER, Seller hereby constitutes and appoints Buyer its true and lawful attorney, with full power of substitution, in Seller’s name or in the name of Buyer, but for the benefit and at the expense of Buyer, (a) to collect, assert or enforce any claim, right or title of any kind in or to the foregoing assets, to institute and prosecute all actions, suits and proceedings which Buyer may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all actions, suits and proceedings in respect of any such Acquired Asset, and to do all such acts and things in relation thereto as Buyer shall deem advisable, and (b) to take any action which Buyer may deem proper in order to provide for Buyer the benefits under any such Acquired Asset where any required consent of a third party to the assignment thereof to Buyer shall not have been obtained. Seller acknowledges that such powers are coupled with a valuable interest and shall not be revocable by it in any manner or for any reason, including its dissolution or termination, and that Buyer shall be entitled to retain for its own account any amount collected pursuant to such powers, including any amounts payable as interest in respect thereof.

In the event of any inconsistency between the Agreement and this General Bill of Sale, the Agreement shall govern. This General Bill of Sale shall not enlarge rights granted by Seller to Buyer in the Agreement. The execution and delivery of this instrument by Seller shall not derogate from or otherwise affect in any respect any additional and more specific instrument of transfer executed and delivered by Seller to Buyer with respect to any of the foregoing assets, the transfer of which are also intended to be evidenced by this General Bill of Sale.

IN WITNESS WHEREOF, Seller has caused this General Bill of Sale to be signed in its name by its proper officer thereunto duly authorized at Kalamazoo, Michigan

Dated: December 13, 2008.

Aero Contact Lens, Inc.

By	/s/ Roger Trepanier
	Name:	Roger Trepanier
	Title:	President

ACKNOWLEDGMENT

STATE OF _____________	)
	)	: ss.
COUNTY OF	)

On this            day of November, 2008, before the undersigned, a Notary Public, personally appeared                                 , known to me to be the person whose name is subscribed to the foregoing instrument and the                                  of Aero Contact Lens, Inc., the corporation described in and which executed the foregoing instrument, and he acknowledged to me that that he signed this instrument as a free act on behalf of such corporation by order of the Board of Directors of such corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the State and County and on the day and year first above written.

Notary Public